EXHIBIT 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of September 8, 2006, by and between LACROSSE FOOTWEAR, INC., a Wisconsin corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
     SECTION 1.1. LINE OF CREDIT.
     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time under a revolving line of credit (“Line of Credit”) up to and including June 30, 2009, not to exceed (i) at any time (other than during each Reduction Period, as defined below), the aggregate principal amount of Thirty Million Dollars ($30,000,000.00), and (ii) from and including each January 1 to and including each May 31 (with each such period referred to as a “Reduction Period”), the aggregate principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00), the proceeds of which shall be used to finance the working capital requirements of Borrower and Danner, Inc., a Wisconsin corporation (“Subsidiary”). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 8, 2006 in the form attached hereto as Exhibit A (“Line of Credit Note”), all terms of which are incorporated herein by this reference. Bank represents and warrants to Borrower that Bank has not assigned, endorsed or transferred the promissory note dated as of $30,000,000.00 dated as of October 1, 2005 (the “Prior Note”) and agrees that it shall not hereafter endorse, assign, endorse or transfer the Prior Note.
     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby, sight commercial or usance commercial letters of credit for the account of Borrower to finance the backing of imports and exports (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit plus the face amount of all outstanding drafts created under usance commercial Letter of Credit

(“Usance Drafts”), shall not at any time exceed Five Million Dollars ($5,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit and the face amount of all outstanding Usance Drafts shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the variable Prime Rate-based rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. Notwithstanding the foregoing, usance commercial Letters of Credit shall contain such provisions and be issued in such manner for such purpose as to satisfy Bank that any bankers’ acceptance created by Bank’s acceptance of a draft thereunder shall be eligible for discount by a Federal Reserve Bank, will not result in a liability of Bank subject to reserve requirements under any law, regulation or administrative order, and will not cause Bank to violate any lending limit imposed upon Bank by any law, regulation or administrative order. Usance commercial Letters of Credit shall provide for drafts thereunder with terms which do not exceed the lesser of 90 days or such other period of time as may be necessary for the acceptance created thereunder to be eligible for discount and otherwise comply with this Agreement; provided however, that no usance commercial Letter of Credit shall provide for drafts with a term which ends subsequent to the maturity of the Line of Credit The amount of each matured Usance Draft shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if the Line of Credit is not available, for any reason whatsoever, at the time any such acceptance matures, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then Borrower shall immediately pay to Bank the full amount of such Usance Draft, together with interest thereon from the date such acceptance matures and is honored by Bank to the date such amount is fully paid by Borrower, at the variable Prime Rate-based rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank’s sole discretion, may debit Borrower’s deposit account with Bank for the amount of any such Usance Draft.
     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings, Letters of Credit and Usance Drafts under the Line of Credit shall not at any time exceed the applicable maximum principal amount available thereunder, as set forth in Section 1.1(a) above. The provisions of the Line of Credit Note (as modified, replaced, renewed, or restated from time to time) are incorporated by this reference herein.

     SECTION 1.2. INTEREST/FEES.
     (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate(s) of interest set forth in the Line of Credit Note. The amount of each draft paid by Bank under any Letter of Credit shall bear interest from the date such draft is paid to the date such amount is fully repaid by Borrower at the variable Prime Rate-based rate of interest applicable to the Line of Credit.
     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note or, as applicable, in the Letter of Credit Agreement.
     (c) Annual Fee. Borrower shall pay to Bank an annual non-refundable commitment fee for the Line of Credit equal to Ten Thousand Dollars ($10,000.00). Such fee shall be payable on each June 1 until Bank has no further commitments to make Line of Credit Advances under the Loan Documents.
     (d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to 1.75% of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
     (e) Acceptance Fees. For any bankers’ acceptance created hereunder by Bank’s acceptance of a draft presented under a usance commercial Letter of Credit, Borrower shall pay to Bank, in addition to such processing and other fees as may be due to Bank in connection with such Letter of Credit, an acceptance fee for each such acceptance, payable on the date it is created, determined in accordance with Bank’s standard fees and charges in effect at the time such acceptance is created. Bank shall have no obligation to repay all or any portion any acceptance fee in the event an acceptance is paid prior to maturity, by acceleration or otherwise.
     SECTION 1.3. COLLATERAL.
     As security for all indebtedness of Borrower to Bank subject hereto, Borrower shall grant, and shall cause Subsidiary to grant to Bank security interests of first priority (subject to Permitted Encumbrances, as defined in Section 5.8 below) in all Collateral (as defined in the Security Agreement and Third Party Security Agreement attached hereto as Exhibits B and C, each, a “Security Agreement”).
     Borrower shall reimburse Bank immediately upon demand for all reasonable costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees.

     Unless an Event of Default exists, Borrower and Subsidiary shall not be obligated to perfect the Bank’s security interest under the Security Agreement by any means other than the filing and continuation in the states in the United States in which they are formed of a UCC-1 financing statement covering the Collateral (as the term is defined in the Security Agreements), except that:
     (a) with respect to chattel paper or instruments, if the amount owing to Borrower or Subsidiary thereunder exceeds $100,000.00, Borrower or Subsidiary shall surrender possession thereof to the Bank; and
     (b) with respect to raw materials and inventory of finished goods that are in transit to the United States, Borrower or Subsidiary shall either put Bank in possession of the documents of title to such in-transit inventory, or there shall be a duly filed UCC-1 financing statement of record with respect to the Borrower or Subsidiary, as relevant, covering the documents of title to such in-transit inventory.
     Upon the occurrence and during the continuance of an Event of Default, Borrower and Subsidiary shall immediately execute, obtain from third parties, deliver, file and record such documentation as Bank reasonably requires in order to perfect the Bank’s security interest in all Collateral.
     Upon Borrower’s or Subsidiary’s request made in connection with sales or transfers of equipment, fixtures or improvements permitted under Section 6(c) of the Security Agreements, Bank shall release its security interest therein of fact and record.
     SECTION 1.4. TERMS
References in this Agreement to fiscal quarters and fiscal years are to Borrower’s fiscal quarters and fiscal years.
As used herein, “GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Wisconsin, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.
     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party (other than Bank) which executes the same, enforceable in accordance with their respective terms.
     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.
     SECTION 2.4. LITIGATION. Other than as set forth in Schedule 2.4 hereto, there are no pending, or to the best of Borrower’s knowledge material threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency with uninsured claim(s) in excess of $1,000,000.00, individually or, with respect to the claims of any one claimant, in the aggregate, or which could reasonably expected to have a material adverse effect on the operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.
     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated July 1, 2006, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all material liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP, all subject to normal year-end audit adjustments and the absence of footnotes. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank, Permitted Encumbrances, or as set forth in Schedule 2.5 hereto.
     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.
     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect of Borrower’s consolidated operations or financial condition.
     SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”), and all provisions of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”). No Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan. Borrower has met its minimum funding requirements under ERISA with respect to each Plan. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with applicable provisions of the Plan.
     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in material default on any obligation for borrowed money or any purchase money obligation in excess of $500,000.00 or any other material lease, commitment, contract, instrument or obligation.
     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 2.11 hereto, (a) Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, which, if not complied with, could reasonably be expected to have a material adverse effect on Borrower, (b) none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment and (c) Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment. As used herein, the term “material” or “material adverse effect” means an expenditure or liability of $1,000,000.00 or greater,
     SECTION 2.12. SUBSIDIARY. Subsidiary and Lacrosse International, Inc. are the only entities in existence as of the date hereof in which Borrower owns all or a majority or a controlling share of the equity interests.

ARTICLE III
CONDITIONS
     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
     (a) Approval of Bank Counsel. Bank’s counsel shall be satisfied that the Loan Documents have been duly authorized, executed and delivered, Borrower exists and Bank’s security interests have been perfected with the priorities required under the Loan Documents.
     (b) Documentation. Bank shall have received a fully executed copy of this Agreement and, in form and substance satisfactory to Bank, each of the following:
     (i) Line of Credit Note.
     (ii) Corporate Resolution: Borrowing.
     (iii) Resolution from Subsidiary.
     (iv) Certificates of Incumbency.
     (v) Continuing Security Agreement.
     (vi) Third Party Security Agreement.
     (vii) Agreement and Acknowledgment of Security Interest (5).
     (viii) UCC-1 Financing Statement.
     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.
     (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and Subsidiary’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and as to insurance covering Collateral, with loss payable endorsements in favor of Bank and Borrower, as their interests may appear. Bank agrees that as of the date hereof, Borrower’s and Subsidiary’s insurance coverage is satisfactory to Bank.
     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.
     (b) Letters of Credit. Bank shall have received a Letter of Credit Agreement in form and content acceptable to Bank prior to the issuance of any Letter of Credit.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall (and, with respect to Sections 4.2, 4.4, 4.5, 4.6 and 4.7, shall cause Subsidiary to), unless Bank otherwise consents in writing:
     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.
     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and/or Subsidiary.
     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:
     (a) not later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet and income statement;
     (b) not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;
     (c) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that (a) said financial statements are accurate fairly present in all material respects the financial conditions, results of operations and cash flows of Borrower (and in the case of financial statements presented for the first, second and third fiscal quarters of the Borrower, subject to subject to normal year-end audit adjustments and the absence of footnotes) and (b) to the knowledge of such officer there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

     (d) concurrently with the annual reports provided to Lender under Section 4.3(a), a copy of the Borrower’s Securities and Exchange Commission 10-K filing covering the same fiscal year, and concurrently with the quarterly reports provided to Lender under Section 4.3(b), a copy of the Borrower’s Securities and Exchange Commission 10-Q filing covering the same fiscal quarter;
     (e) from time to time such other information as Bank may reasonably request.
     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its and Subsidiary’s business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s and Subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Subsidiary and/or their business, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect of Borrower’s consolidated operations or financial condition.
     SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower and Subsidiary, including but not limited to fire, extended coverage, public liability, flood, cargo, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. Notwithstanding any provision to the contrary herein or in any other Loan Document, Borrower and Subsidiary may use insurance proceeds paid by reason of damage to or destruction of Collateral or for liabilities to repair or replace such Collateral or to discharge covered liabilities (if no Event of Default then exists), (for which purpose Bank will promptly execute the necessary pay orders or will release insurance proceeds) provided, that any such proceeds not so used within 30 days after receipt thereof by Borrower or Subsidiary shall be applied to reduce the outstanding principal balance of the Line of Credit.
     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s or Subsidiary’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except to the extent that non-compliance with the foregoing could not be reasonably expected to have a material adverse effect of Borrower’s consolidated operations or financial condition.
     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower or Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or Subsidiary has made provision, in accordance with GAAP, for eventual payment thereof in the event Borrower is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or Subsidiary with a claim(s) in excess of an aggregate of $1,000,000.00.
     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP (except to the extent modified by the definitions herein):
     (a) Tangible Net Worth not less than $35,000,000.00 determined as of the end of each fiscal quarter, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus Subordinated Debt less any intangible assets, and with “Subordinated Debt” defined as indebtedness subordinated in right of payment to Borrower’s indebtedness to Bank pursuant to subordination agreements satisfactory to Bank.
     (b) Total Liabilities divided by Tangible Net Worth not greater than 1.25 to 1.0 determined as of the end of each first fiscal quarter, 1.50 to 1.0 determined as of the end of each second fiscal quarter, 1.75 to 1.0 determined as of the end of each third fiscal quarter and 1.50 to 1.0 determined as of the end of each fiscal year, with “Total Liabilities” defined as the aggregate of current and non-current liabilities less Subordinated Debt, and with “Tangible Net Worth” as defined above. Borrower will not change its fiscal year.
     (c) Net income after taxes not less than $1.00 on a trailing four-quarter basis, determined as of each fiscal quarter end.
     (d) Current Ratio not less than 1.75 to 1.0, determined as of the end of each fiscal quarter end, with “Current Ratio” defined as the ratio of current assets to total current liabilities, and with current liabilities hereby deemed to include, without limitation, the then outstanding principal amount of all liabilities, contingent or liquidated, under the Line of Credit.
     SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss of or damage to property in the amount of $1,000,000.00 or more.
     SECTION 4.11. NEW SUBSIDIARY. Promptly notify Bank in the event that the assets or revenues of Lacrosse International, Inc. (“New Subsidiary”) represent 5% or more of Borrower’s consolidated assets or consolidated revenues, respectively, following which all affirmative and negative covenants and Events of Default which at such time apply to Subsidiary shall be also made applicable to New Subsidiary, on terms reasonably acceptable to Bank and Borrower.

ARTICLE V
NEGATIVE COVENANTS
     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not (and will not cause or permit Subsidiary to) without Bank’s prior written consent:
     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
     SECTION 5.2. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding in excess of an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000.00) in any fiscal year.
     SECTION 5.3. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $5,000,000.00.
     SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and Subsidiary to Bank, (b) purchase money indebtedness incurred and liens therefor in connection with the purchase of equipment (including leases required to be capitalized under GAAP) and/or real estate for an aggregate purchase price not to exceed $1,000,000.00 in any fiscal year, (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (d) liabilities secured by Permitted Encumbrances.
     SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity other than (a) the merger of Subsidiary into Borrower, and (b) Permitted Transactions (as defined below); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity other than Permitted Transactions; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except (w) in the ordinary course of its business, (y) the sale of bad or doubtful accounts (provided that all net proceeds of such sales are promptly applied to reduce the outstanding principal balance of the Line of Credit) or (z) as permitted in the Security Agreements executed by Borrower and Subsidiary. “Permitted Transactions” means (i) mergers with other entities whose businesses are substantially similar to that of Borrower’s or Subsidiary’s so long as Borrower or Subsidiary is the surviving entity, (ii) the acquisition by Borrower or Subsidiary of all or substantially all of the assets of other entities or divisions thereof, (iii) the acquisition by Borrower or Subsidiary of not less than 50.1% of the outstanding ownership interests in other entities, and, with respect to all of the foregoing, the aggregate consideration paid or payable (in whatever form, including, cash notes, stock in Borrower or Subsidiary or other property) by Borrower and Subsidiary in any fiscal year does not exceed $5,000,000.00. At the time of the sales described in Section 5.5(a)(y) above Bank shall release in fact and of record all of its security in the assets being sold.
     SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or Subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.
     SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and additional loans or advances to employees or officers of Borrower or Subsidiary, or to Subsidiary in the ordinary course of business in amounts not to exceed an aggregate of $1,000,000.00 outstanding at any time, and additional investments consisting of Permitted Transactions and investments made in accordance with Borrower’s Investment Policy in effect as of the date hereof, a copy of which has been delivered to Bank. In the event that as a result of a Permitted Transaction Borrower or Subsidiary acquire or form a new subsidiary, such subsidiary shall be deemed to be included in the definition of Subsidiary as used in this Agreement, provided, however, that the assets of such new subsidiary shall not be included in the Borrowing Base unless and until (a) such assets are otherwise eligible as determined in accordance of the terms of the Borrowing Base, (b) Bank has performed a collateral audit, at Borrower’s expense, in form and content acceptable to Bank, and (c) Bank is granted a first priority perfected security interest in such assets pursuant to a Third Party Security Agreement substantially similar to that executed by Subsidiary.
     SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (i) any of the foregoing in favor of Bank or disclosed in Schedule 5.8 hereto, (ii) purchase money liens in equipment and real estate, as applicable, purchased with the proceeds of the indebtedness or leased as described in Section 5.4(b), and (iii) Permitted Encumbrances. The term “Permitted Encumbrances” is defined as any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, or that are contested in good faith and for which adequate reserves are maintained: (a) liens for taxes, assessments and governmental charges or levies; (b) materialmen’s, mechanics’, carriers’, landlords’, laborers’ stevedores’ and repairmen’s liens that exist or arise in the ordinary course of business; (c) warehousemen’s liens incurred by third parties for temporary storage that is not arranged by Borrower or Subsidiary for goods while in transit in the ordinary course of business; (d) maritime liens that attach to the relevant property as cargo as a matter of law if the cargo is insured against such liens under insurance that has a deductible clause not exceeding $10,000 per occurrence; (e) purchase money security interest and leases required to be capitalized under GAAP; (f) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially and adversely affect the use of such property for its present purpose; (g) encumbrances against fixtures that are not granted by Borrower or Subsidiary; (h) possession of or interests in security deposits (including interest earned thereon) held by or for the benefit of lessors under leases (including capital leases) of real property or equipment; (i) the effect of provisions in leases and applicable law that give preference to Borrower’s or Subsidiary’s landlords over proceeds of government takings and condemnations; and (j) provisions of leases and applicable law that convey or commit to the conveyance to landlords of fixtures and improvements to leased premises.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.
     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue unremedied for a period of twenty (20) days from its occurrence.
     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, Subsidiary or any guarantor hereunder (with each such guarantor referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank and with respect to any such default which by its nature can be cured, such default shall continue unremedied for a period of twenty (20) days from its occurrence, and, if such debt or liability is owed to a party other than Bank, the amount thereof exceeds $1,000,000.00, and either, such debt or liability is then due and payable in full, or the holder of such debt or liability is entitled, by reason of such default, to declare the same due and payable in full. As of the date hereof, there are no Third Party Obligors.
     (e) The filing of a judgment lien against Borrower, Subsidiary or any Third Party Obligor; or the recording of any abstract of judgment against Borrower, Subsidiary or any Third Party Obligor in any county in which Borrower, Subsidiary or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, Subsidiary or any Third Party Obligor; or the entry of a judgment against Borrower, Subsidiary or any Third Party Obligor; and with respect to each of the foregoing, the uninsured amount in dispute exceeds $1,000,000.00 and the filing, recording, service, or proceeding in question is not stayed, dismissed, or released (as applicable) or security is not posted in a manner and amount reasonably satisfactory to Bank or the applicable court within 60 days after its occurrence.
     (f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, Subsidiary or any Third Party Obligor (and the same is not dismissed within 60 days after its commencement, or Borrower, Subsidiary or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or Borrower, Subsidiary or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, Subsidiary or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (g) There shall exist or occur any material event or condition which Bank, in its commercially reasonable discretion, believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents and the same is not remedied within 20 days after written notice from Bank to Borrower.
     (h) The dissolution or liquidation of any of Borrower, Subsidiary or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower, Subsidiary or any such Third Party Obligor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower, Subsidiary or Third Party Obligor and such action is not dismissed or abandoned within 60 days after its commencement.
     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement or the Loan Documents must be in writing delivered to each party at the following address:

BORROWER:	LACROSSE FOOTWEAR, INC.
17634 NE Airport Way
Portland, OR 97230

Attention: Chief Financial Officer or President

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Portland Regional Commercial Banking Office
1300 S.W. Fifth Avenue
MAC P6101-133
Portland OR, 97208

Attention: James R. Bednark Vice-President
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.
     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all commercially reasonable payments, advances, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all customary allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, and including out of pocket expenses incurred in the Bank’s continued administration of the Loan Documents. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the non-prevailing party in connection with (a) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or Subsidiary.
     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, subject to Bank providing 30 days prior written notice to Borrower, except in the event of an assignment by reason of a merger of Bank. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder, subject to a confidentiality agreement reasonably acceptable to Bank and Borrower.
     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto. This Agreement amends and restates in its entirety the Credit Agreement dated of April 15, 2004. All references to a Credit Agreement in any of the other Loan Documents shall be deemed to mean and refer to this Agreement.
     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.
     SECTION 7.11. ARBITRATION.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests by Borrower for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. All requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding except for consolidations with other disputes between the parties hereto arising out of or relating to this Agreement, the other Loan Documents or the matters described in Section 7.11(a)(i) or (ii).
     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LACROSSE FOOTWEAR, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph P. Schneider	By:	/s/ James R. Bednark

	Joseph P. Schneider		James R. Bednark
	President/Chief Executive Officer		Relationship Manager

By:	/s/ David P. Carlson

David P. Carlson
Executive Vice President/Chief
Financial Officer

Schedule 2.4
LITIGATION, CLAIMS, ETC.
NONE

Schedule 2.5
ENCUMBRANCES
Security interest in company-owned racking fixtures and conveyor system used in connection with the operation of the subject property located at 17634 NE Airport Way, Portland, Oregon that secures a loan and other obligations to the Portland Development Commission in a principal amount not exceeding $750,000.00.

Schedule 2.11
ENVIRONMENTAL MATTERS
     Pursuant to an Agreement as to Environmental Matters dated May 9,1997, between The Trane Company (“Trane”) and Borrower, Trane and Borrower acknowledged the presence of contaminants (including volatile organic compounds and hydraulic oil) on real property located at 1319 St. Andrews Street, LaCrosse, Wisconsin, which property Trane was concurrently with such Agreement selling to LaCrosse Industrial Park Corporation, which was in turn concurrently leasing such property to Borrower. Borrower does not anticipate an adverse impact on its leasehold interest in such property, or environmental liabilities as to the leased property in excess of $1,000,000, due to the presence of such contaminants. As described in the Agreement as to Environmental Matters, Trane has indemnified Borrower from liabilities arising from these contaminants.

Schedule 5.8
ENCUMBRANCES
Items listed in Schedule 2.5, if any, plus:
NONE

EXHIBIT A
REVOLVING LINE OF CREDIT NOTE
$30,000,000.00
Portland, Oregon
September     , 2006
     FOR VALUE RECEIVED, the undersigned LaCrosse Footwear, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Portland RCBO, 1300 S.W. Fifth Avenue, Portland, OR 97201, or at such other place as the holder hereof may designate, in lawful money of (he United States of America and in immediately available funds, the principal sum of $30,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
DEFINITIONS:
     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
     (a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Oregon are authorized or required by law to close.
     (b) “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1,2, 3 or 6 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $250,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof, however, if any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
     (c) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% – LIBOR Reserve Percentage
     (i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank to its borrowers (whose loans bear interest in relation to such rate) generally for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market

     (ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.
     (d) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.
INTEREST:
     (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to 0.50000% below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be 1,50000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
     (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

     (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except Income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs incurred by Bank as a result of future supplemental, emergency or other changes in the LIBOR Reserve Percentage, increases in assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any future request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
     (d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing September 30, 2006.
     (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 2% above the Prime Rate in effect from time to time.
BORROWING AND REPAYMENT:
     (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, mat the total outstanding borrowings under this Note shall not at any time exceed the principal amount available at such time under the Line of Credit as defined in and as set forth in the Credit Agreement (defined below). The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2009.
     (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) David P. Carlson, Joseph P. Schneider, James Fontaine, Kris Johnson, Christine Mockett, Nate Baker, Kirk Layton or Greg Inman, any one acting alone (or such other individuals as the president or chief financial officer of Borrower shall designate from time to time by written notice to Bank), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower that is maintained with Bank, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower,

     (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied in succession to the Fixed Rate Term advances in order of their successive maturities from the payment date.
PREPAYMENT:
     (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without any penalty or prepayment fee.
     (b) LIBOR. Borrower may prepay principal on any LIBOR-based advance which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted differences for the period from the day of prepayment through the day on which such Fixed Rate Term matures, calculated as follows for each such month:
(i)	Determine the amount of remaining interest which would have accrued on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the period on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:
     This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of September 1, 2006, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the non-prevailing party in connection with (a) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under this Note, and (b) the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or Subsidiary (as the term is defined in the Credit Agreement).
     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Oregon.
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3,1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.
This Note amends, replaces and supersedes the promissory note in the principal amount of $30,000,000.00 dated as of October 1, 2005 executed by Borrower pursuant to the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

LACROSSE FOOTWEAR, INC.
By:	For Exhibit Purposes Only
Joseph P. Schneider
President/Chief Executive Officer

By:	For Exhibit Purposes Only
David P. Carlson
Executive Vice President/Chief Financial Officer

EXHIBIT B
SECURITY AGREEMENT
     1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned LACROSSE FOOTWEAR, INC., or any of them (“Debtor”), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) a security interest in all of the property of Debtor described as follows (collectively, the “Collateral”):
     (a) all accounts, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising;
     (b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Debtor’s business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor’s places of business or elsewhere;
     (c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Debtor, any bailee or any other person for any purpose;
     (d) all money and property heretofore, now or hereafter delivered to or deposited with Bank or otherwise coming into the possession, custody or control of Bank (or any agent or bailee of Bank) In any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;
     (e) all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest;
     (f) all goods, tools, machinery, furnishings, furniture and other equipment of every kind now existing or hereafter acquired, and improvements, replacements, accessions and additions thereto and embedded software included therein, whether located on any property owned or leased by Debtor or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property; and
     (g) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;

(excluding from the foregoing all Excluded Collateral), together with whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, “Proceeds”). As used herein “Excluded Collateral” means (i) all “Intent to Use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, and all goodwill associated therewith and all other assets, rights and interests that uniquely reflect or embody such goodwill (each, a “Lanham Act Application”), unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) and 1(d) of said Act has been filed with respect to this Agreement; and (ii) contracts with the United States Government or any political subdivision thereof for which any necessary consent for the security interest granted hereunder has not been obtained from the United States Government or such subdivision under 31 U.S.C. §3727 and 41 U.S.C. §15, and the regulations in effect thereunder, and accounts generated under such contracts.
     2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank; (b) all obligations of Debtor and rights of Bank under this Agreement; and (c) all present and future obligations of Debtor to Bank of other kinds. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.
     3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Bank under the Loan Documents, including without limitation, the payment of all Indebtedness of Debtor to Bank, and the termination or expiration of all commitments of Bank to extend credit to Debtor.
     4. OBLIGATIONS OF BANK. Bank has no obligation to make any loans hereunder that are independent of the Bank’s commitments under the Loan Agreement. Any money received by Bank in respect of the Collateral may be deposited, at Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder, subject, however, to the terms of the Credit Agreement regarding the use of insurance proceeds, and the right of Debtor to retain and use proceeds of the sale of inventory in the ordinary course of business when an Event of Default does not exist.
     5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that: (a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds, except security deposits (and interest thereon), goods in transit or that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby, or Permitted Encumbrances, as defined in the Credit Agreement of even date herewith between Debtor and Bank, as amended, renewed or restated from time to time (the “Credit Agreement”), as otherwise agreed to by Bank, or as heretofore disclosed by Debtor to Bank, in writing; (e) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (f) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; and (g) to the extent that Collateral included in the Borrowing Base consists of particular rights to payment in excess of $100,000.00, all persons appearing to be obligated on these particular items of Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be, all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property, and all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws. A breach of the representation made in clause (g) above shall be deemed not to constitute an Event of Default if Borrower notifies Bank in writing after first becoming aware of any such breach and the applicable right to payment is thereafter not included In the Borrowing Base.
     6. COVENANTS OF DEBTOR.
     (a) Debtor agrees in general: (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto, except to the extent caused by Bank after taking possession or control thereof; (iii) to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the perfection and preservation of the Collateral or Bank’s interest therein and/or the realization, enforcement and exercise of Bank’s rights, powers and remedies hereunder; (iv) to permit Bank to exercise its powers; (v) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (vi) not to change its name, and as applicable, its chief executive office, Its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (vii) not to change the places where Debtor keeps any Collateral (except security deposits (and interest thereon), goods in transit, goods that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business) or Debtor’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; and (viii) to cooperate with Bank in perfecting all security interests granted herein as required in the Credit Agreement and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder. Upon the occurrence and during the continuance of an Event of Default, Debtor shall immediately execute, obtain from third parties, deliver, file and record such documentation as Bank reasonably requires in order to perfect the Bank’s security interest in all Collateral.
     (b) Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in Collateral and Proceeds; (ii) where applicable, to Insure the tangible Collateral with Bank named as a loss payee as its interest may appear, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral

(other than goods in transit, goods that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business) from Debtor’s premises, except (A) for deliveries to buyers in the ordinary course of Debtor’s business, and deliveries of damaged, obsolete, surplus or worn-out property, and (B) Collateral which consists of mobile goods as defined in the Oregon Uniform Commercial Code, in which case Debtor agrees not to remove or permit the removal of such Collateral from its state of domicile for a period in excess of thirty (30) calendar days; (v) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (vi) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Bank or as set forth in the Credit Agreement, or Permitted Encumbrances; (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of inventory to buyers in the ordinary course of Debtor’s business, sales of damaged, obsolete, surplus, or worn-out property, or as otherwise permitted herein or in the Credit Agreement; (viii) to permit Bank to inspect the Collateral at any reasonable time; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to Inspect the same and make copies thereof at any reasonable time; (x) if requested by Bank during the continuance of an Event of Default, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (xi) intentionally deleted; (xii) to give only normal allowances and credits and to advise Bank thereof Immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xiii) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and during the continuance of an Event of Default to assign in writing and deliver to Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiv) in the event Bank elects to receive payments of rights to payment or Proceeds hereunder during the continuance of an Event of Default, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims, subject to offsets in the ordinary course of business for defective inventory.
     (c) Except as specifically set forth in writing by Bank and the effect of leases and applicable law that convey fixtures or improvements to landlords, Debtor shall not sell or transfer equipment, provided, however, that Debtor may sell or transfer damaged, obsolete, worn-out, and surplus equipment Collateral with an aggregate book value not to exceed $500,000.00 in each of Debtor’s fiscal years.
     7. POWERS OF BANK. Debtor appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, if Debtor is in default (unless otherwise set forth herein): (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Bank’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto;

(c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order, (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor, and promptly deliver the originals thereof (or, if the mail consists of Collateral or Proceeds, copies) to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) at any time whether or not a default exists, to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the indebtedness or, where appropriate, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) at any reasonable time whether or not a default exists, to enter onto Debtor’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with, at any time whether or not a default exists, the preservation or perfection (as required in the Credit Agreement), or, after default, the enforcement of its rights hereunder.
     8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay or secure by bond (or contest in good faith, provided adequate reserves are made therefor and no enforcement proceedings against any Collateral has been instituted that are not stayed or dismissed within sixty days thereafter), prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate equal to Prime Rate, which rate shall vary as the Prime Rate changes, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.
     9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any defined Event of Default, under the Credit Agreement; (b) any material impairment of the rights of Bank in any Collateral or Proceeds; and (e) Bank, in good faith, believes that $500,000.00 or more of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value. As used in this Section 9, “material impairment” means having an adverse effect of at least $500,000.00.
     10. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the Oregon Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) at Bank’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; and (d) Bank may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral. With respect to any sale or other disposition by Bank of any Collateral subject to this Agreement, Debtor hereby expressly grants to Bank the right to sell such Collateral using any or all of Debtor’s trademarks, trade names, trade name rights and/or proprietary labels or marks. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.
     11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of the Indebtedness (which shall be subject to the terms of the Credit Agreement), Bank shall transfer its interest in the Collateral and Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred.
     12. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated or expired, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

     13. MISCELLANEOUS. Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.
     14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mall, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.
     15. COSTS, EXPENSES AND ATTORNEYS’ FEES. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the non-prevailing party in connection with (a) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under this Agreement, and (b) the prosecution or defense of any action in any way related to this Agreement, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or Subsidiary. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to two percent (2.00%) above the Bank’s Prime Rate in effect from time to time.
     16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.
     17. DEFINED TERMS. Terms used in this Agreement which are defined in the Credit Agreement or the Line of Credit Note shall have the same meaning herein that they are given therein.
     18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.
     Debtor warrants that Debtor is an organization registered under the laws of the State of Wisconsin.

     Debtor warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 18550 NE Riverside Parkway, Portland, OR 97230.
     Debtor warrants that the tangible Collateral (except goods in transit or in possession of repairmen) is located or domiciled at the following additional addresses: 12722 NE Airport Way, Portland, OR 97230; 18550 NE Riverside Parkway, Portland, OR 97230; 1629 Caledonia Street, LaCrosse, WI 54603; 1325 St. Andrew St., LaCrosse, WI 54603; 1320 St. Andrew St, LaCrosse, WI 54603; 401 Washington St., Claremont, NH 03743.
     IN WITNESS WHEREOF, this Agreement has been duly executed as of April 15, 2004.

LACROSSE FOOTWEAR, INC.

By:	For Exhibit Purposes Only
Joseph P. Schneider President/Chief Executive Officer

By:	For Exhibit Purposes Only
David P. Carlson
Executive Vice President/Chief Financial Officer

EXHIBIT C
THIRD PARTY SECURITY AGREEMENT
     1. GRANT OF SECURITY INTEREST. In consideration of any credit or other financial accommodation heretofore, now or hereafter extended or made to LACROSSE FOOTWEAR, INC. (“Borrower”) by WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and for other valuable consideration, as security for the payment of all Indebtedness of Borrower to Bank, the undersigned DANNER, INC. (“Owner”) hereby grants and transfers to Bank a security interest in all of the property of Owner described as follows (collectively, the “Collateral”):
     (a) all accounts, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising;
     (b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Owner’s business, now or at any time hereafter owned or acquired by Owner, wherever located, and all products thereof, whether in the possession of Owner, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Owner’s places of business or elsewhere;
     (c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Owner now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Owner, any bailee or any other person for any purpose;
     (d) all money and property heretofore, now or hereafter delivered to or deposited with Bank or otherwise coming into the possession, custody or control of Bank (or any agent or bailee of Bank) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;
     (e) all right, title and interest of Owner under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Owner now has or at any time hereafter shall have an interest;
     (f) all goods, tools, machinery, furnishings, furniture and other equipment of every kind now existing or hereafter acquired, and improvements, replacements, accessions and additions thereto and embedded software included therein, whether located on any property owned or leased by Owner or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Owner, and all such goods after they have been severed and removed from any of said real property; and
     (g) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Owner or elsewhere;
(excluding from the foregoing all Excluded Collateral), together with whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, “Proceeds”). As used herein “Excluded Collateral” means (i) all “Intent to Use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, and all goodwill associated therewith and all other assets, rights and interests that uniquely reflect or embody such goodwill (each, a “Lanham Act Application”), unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) and 1(d) of said Act has been filed with respect to this Agreement; and (ii) contracts with the United States Government or any political subdivision thereof for which any necessary consent for the security interest granted hereunder has not been obtained from the United States Government or such subdivision under 31 U.S.C. §3727 and 41 U.S.C. §15, and the regulations in effect thereunder, and accounts generated under such contracts.
     2. CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS. This is a continuing agreement and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Borrower to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, Incapacity, dissolution, liquidation or bankruptcy of Borrower or Owner or any other event or proceeding affecting Borrower or Owner. This Agreement shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to Borrower after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by Borrower or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at Portland Regional Commercial Banking Office, 1300 S.W. Fifth Avenue, MAC P6101-133, Portland OR, 97208, or at such other address as Bank shall from time to time designate. The obligations of Owner hereunder shall be in addition to any obligations of Owner under any other grants or pledges of security for any liabilities or obligations of Borrower or any other person heretofore or hereafter given to Bank unless said other grants or pledges of security are expressly modified or revoked in writing; and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other grants or pledges of security.
     3. SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. A separate action or actions may be brought and prosecuted against Owner whether action is brought against Borrower or any other person, or whether Borrower or any other person is joined in any such action or actions. Owner acknowledges that this Agreement is absolute and unconditional, there are no conditions precedent to the effectiveness of this Agreement, and this Agreement is in full force and effect and is binding on Owner as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Owner. Owner waives the benefit of any statute of limitations affecting Owner’s liability hereunder or the enforcement thereof, and Owner agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Owner’s liability hereunder. The liability of Owner hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any Indebtedness secured hereby is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Owner, Owner agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.
     4. OBLIGATIONS OF BANK. Any money received by Bank in respect of the Collateral may be deposited, at Bank’s option, into a non-interest bearing account over which Owner shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder, subject, however, to the terms of the Credit Agreement regarding the use of insurance proceeds, and the right of Owner to retain and use proceeds of the sale of inventory in the ordinary course of business when an Event of Default does not exist.
     5. REPRESENTATIONS AND WARRANTIES.
     (a) Owner represents and warrants to Bank that: (i) Owner’s legal name is exactly as set forth on the first page of this Agreement, and all of Owner’s organizational documents or agreements delivered to Bank are complete and accurate in every respect; (ii) Owner is the owner and has possession or control of the Collateral and Proceeds, except security deposits (including interest thereon), goods in transit or that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business; (iii) Owner has the exclusive right to grant a security interest in the Collateral and Proceeds; (iv) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby, or Permitted Encumbrances, as defined in the Credit Agreement of even date herewith between Borrower and Bank, as amended, renewed or restated from time to time (the “Credit Agreement”), as otherwise agreed to by Bank, or as heretofore disclosed by Owner to Bank, in writing; (e) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (f) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; and (g) to the extent that Collateral included in the Borrowing Base consists of particular rights to payment in excess of $100,000.00, all persons appearing to be obligated on these particular items of Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be, all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Owner in such property, and all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws. A breach of the representation made in clause (g) above shall be deemed not to constitute an Event of Default if Borrower notifies Bank in writing after first becoming aware of any such breach and the applicable right to payment is thereafter not included in the Borrowing Base.
     (b) Owner further represents and warrants to Bank that: (i) the Collateral pledged hereunder is so pledged at Borrower’s request; (ii) Bank has made no representation to Owner as to the creditworthiness of Borrower; and (iii) Owner has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower’s financial condition. Owner agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Owner’s risks hereunder, and Owner further agrees that Bank shall have no obligation to disclose to Owner any information or material about Borrower which is acquired by Bank in any manner.
     6. COVENANTS OF OWNER.
     (a) Owner agrees in general; (i) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto, except to the extent caused by Bank after taking possession or control thereof; (ii) to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the perfection and preservation of the Collateral or Bank’s interest therein and/or the realization, enforcement and exercise of Bank’s rights, powers and remedies hereunder; (iii) to permit Bank to exercise its powers; (iv) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (v) not to change Owner’s name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (vi) not to change the places where Owner keeps any Collateral (except security deposits (including interest thereon), goods in transit, goods that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business) or Owner’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Owner is moving same; and (vii)to cooperate with Bank in perfecting all security interests granted herein as required in the Credit Agreement and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder. Upon the occurrence and during the continuance of an Event of Default, Owner shall immediately execute, obtain from third parties, deliver, file and record such documentation as Bank reasonably requires in order to perfect the Bank’s security interest in all Collateral.
     (b) Owner agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Owner to perfect Bank’s security interest in Collateral and Proceeds; (ii) where applicable, to insure the tangible Collateral with Bank named as a loss payee as its interest may appear, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral (other than goods in transit, goods that are temporarily in the possession of repairmen or goods in storage in the ordinary course of business) from Owner’s premises, except (A) for deliveries to buyers in the ordinary course of Owner’s business, and deliveries of damaged, obsolete, surplus or worn-out property, and (B) Collateral which consists of mobile goods as defined in the Oregon Uniform Commercial Code, in which case Owner agrees not to remove or permit the removal of such Collateral from its state of domicile for a period in excess of thirty (30) calendar days; (v) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (vi) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Bank or as set forth in the Credit Agreement, or Permitted Encumbrances; (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of inventory to buyers in the ordinary course of Owner’s business, sales of damaged, obsolete, surplus, or worn-out property, or as otherwise permitted herein or in the Credit Agreement; (viii) to permit Bank to inspect the Collateral at any reasonable time; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (x) if requested by Bank during the continuance of an Event of Default, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (xi) intentionally deleted; (xii) to give only normal allowances and credits and to advise Bank thereof immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xiii) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and during the continuance of an Event of Default to assign in writing and deliver to Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiv) in the event Bank elects to receive payments of rights to payment or Proceeds hereunder during the continuance of an Event of Default, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract Owners, filing, recording, record keeping and expenses incidental thereto; and (xv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims, subject to offsets in the ordinary course of business for defective inventory.
     (c) Except as specifically set forth in writing by Bank and the effect of leases and applicable law that convey fixtures or improvements to landlords, Owner shall not sell or transfer equipment, provided, however, that Debtor may sell or transfer damaged, obsolete, worn-out, and surplus equipment Collateral with an aggregate book value not to exceed $500,000.00 in each of Debtor’s fiscal years.
     7. POWERS OF BANK. Owner appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, if Owner is in default (unless otherwise set forth herein): (a) to perform any obligation of Owner hereunder in Owner’s name or otherwise; (b) to give notice to account Owners or others of Bank’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Owner, and promptly deliver the originals thereof (or, if the mail consists of Collateral or Proceeds, copies) to Owner; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) at any time whether or not a default exists, to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the Indebtedness or, where appropriate, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Owner would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) at any reasonable time whether or not a default exists, to enter onto Owner’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Owner or otherwise, deemed by Bank as necessary, proper and convenient in connection with, at any time whether or not a default exists, the preservation or perfection (as required in the Credit Agreement), or, after default, the enforcement of its rights hereunder.
     8. OWNER’S WAIVERS.
     (a) Owner waives any right to require Bank to: (i) proceed against Borrower or any other person; (ii) marshall assets or proceed against or exhaust any security held from Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person; (iv) take any action or pursue any other remedy in Bank’s power; or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of Indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness secured hereunder, or in connection with the creation of new or additional Indebtedness.
     (b) Owner waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of Borrower; (iv) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or Owner; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against Borrower in the absence of Bank’s gross negligence, willful misconduct or bad faith; (vi) any impairment of the value of any interest in security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that Bank give any notice of acceptance of this Agreement. Until all Indebtedness shall have been paid in full, Owner shall have no right of subrogation, and

Owner waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower or any other person and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Owner further waives all rights and defenses Owner may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Owner’s rights of subrogation or Owner’s rights to proceed against Borrower for reimbursement, or (B) any loss of rights Owner may suffer by reason of any rights, powers or remedies of Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower’s Indebtedness, whether by operation of law or otherwise, including any rights Owner may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.
     9. AUTHORIZATIONS TO BANK. Owner authorizes Bank either before or after revocation hereof, without notice to or demand on Owner, and without affecting Owner’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the Collateral and Proceeds, for the payment of the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release the Collateral and Proceeds, or any part thereof, or any such other security; (c) apply the Collateral and Proceeds or such other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from Borrower to any Indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Agreement, and Owner hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.
     10. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Owner agrees to pay or secure by bond (or contest in good faith, provided adequate reserves are made therefor and no enforcement proceedings against any Collateral has been instituted that are not stayed or dismissed within sixty days thereafter), prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Owner to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Owner to Bank, due and payable immediately upon demand, together with interest at a rate equal to Prime Rate, which rate shall vary as the Prime Rate changes, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.
     11. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any defined Event of Default, under the Credit Agreement; (b) any material impairment of the rights of Bank in any Collateral or Proceeds; and (e) Bank, in good faith, believes that $500,000.00 or more of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, toss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value. As used in this Section l, “material impairment” means having an adverse effect of at least $500,000.00.

     12. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have and may exercise without demand any and all rights, powers, privileges and remedies granted to a secured party upon default under the Oregon Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Owner on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Owner will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Owner will not dispose of any of the Collateral or Proceeds except on terms approved by Bank; (c) at Bank’s request, Owner will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank; and (d) Bank may, without notice to Owner, enter onto Owner’s premises and take possession of the Collateral. With respect to any sale or other disposition by Bank of any Collateral subject to this Agreement, Owner hereby expressly grants to Bank the right to sell such Collateral using any or all of Owner’s trademarks, trade names, trade name rights and/or proprietary labels or marks. Owner further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.
     13. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of the Indebtedness (which shall be subject to the terms of the Credit Agreement), Bank shall transfer its interest in the Collateral and Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred.
     14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in Section 2 hereof and to Owner at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     15. COSTS, EXPENSES AND ATTORNEYS’ FEES. The non-prevailing party shall pay to the prevailing party immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of in-house counsel), expended or incurred by the non-prevailing party in connection with (a) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under this Agreement, and (b) the prosecution or defense of any action in any way related to this Agreement, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Owner or Borrower. All of the foregoing shall be paid by Owner with interest from the date of demand until paid in full at a rate per annum equal to two percent (2.00%) above the Bank’s Prime Rate in effect from time to time.
     16. SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Owner may not assign or transfer any of its interests or rights hereunder without Bank’s prior written consent. Owner acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Borrower to Bank and any obligations with respect thereto, including this Agreement. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Owner and/or this Agreement, whether furnished by Borrower, Owner or otherwise, subject to a confidentiality agreement reasonably acceptable to Bank and Owner. Owner further agrees that Bank may disclose such documents and information to Borrower.
     17. AMENDMENT. This Agreement may be amended or modified only in writing signed by Bank and Owner,
     18. DEFINED TERMS. Terms used in this Agreement which are defined in the Credit Agreement or the Line of Credit Note shall have the same meaning herein that they are given therein.
     19. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.
     21. ARBITRATION.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests by Borrower for additional credit.

     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. All requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding, except for consolidations with other disputes between the parties hereto arising out of or relating to this Agreement, the other Loan Documents or the matters described in Section 21(a)(i) or (ii)
     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.
     Owner warrants that Owner is an organization registered under the laws of the State of Wisconsin.
     Owner warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 18550 NE Riverside Parkway, Portland, OR 97230.
     Owner warrants that the Collateral (except goods in transit) is located or domiciled at the following additional addresses: 12722 NE Airport Way, Portland, OR 97230.
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3,1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of April 15,2004.
DANNER, INC.

By:	For Exhibit Purposes Only

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By:	For Exhibit Purposes Only

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